Exhibit 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and between

FLORIDA COMMUNITY BANK, N.A.

and

GREAT FLORIDA BANK

July 16, 2013

TABLE OF CONTENTS

ARTICLE 1 Definitions and Terms		1
1.1	Certain Definitions	1

ARTICLE 2 The Merger		6
2.1	The Merger	6
2.2	Effective Time of the Merger	6
2.3	Closing	6

ARTICLE 3 Effect on Capital Stock; Consideration		6
3.1	Effect on Capital Stock; Consideration	6
3.2	Rights as Stockholders; Stock Transfers	7
3.3	Exchange Procedures	7
3.4	Options	8

ARTICLE 4 Actions Pending the Merger		8
4.1	Forbearances of GFB and Its Subsidiaries	8

ARTICLE 5 Representations and Warranties		10
5.1	Disclosure Schedules	10
5.2	Representations and Warranties of GFB	11
5.3	Representations and Warranties of FCB	22

ARTICLE 6 Covenants		23
6.1	Commercially Reasonable Efforts	23
6.2	Access to Information	23
6.3	Stockholder Approval	24
6.4	Acquisition Proposals	24
6.5	Press Releases	25
6.6	Title Insurance and Surveys	25
6.7	Notification of Certain Matters	25
6.8	Compliance	25
6.9	Employee Matters	25
6.10	D & O Insurance	26
6.11	GFB Option Plans	27
6.12	Takeover Laws	27
6.13	Transition	27
6.14	Stockholder Litigation	27

ARTICLE 7 Conditions to Consummation of the Merger		28
7.1	Conditions to Each Party’s Obligation to Effect the Merger	28
7.2	Conditions to Obligation of GFB	28
7.3	Conditions to Obligation of FCB	28

ARTICLE 8 Closing		29
8.1	Deliveries by GFB at Closing	29
8.2	Deliveries by FCB at the Closing	29

ARTICLE 9 Termination		30
9.1	Termination	30
9.2	Effect of Termination and Abandonment	30
9.3	Termination Fee and Expenses	30

i

ARTICLE 10 Miscellaneous		49
10.1	Survival of Representations, Warranties and Agreements	49
10.2	Expenses	49
10.3	Notices	49
10.4	Interpretation	50
10.5	Counterparts	51
10.6	Amendment	51
10.7	Extension; Waiver	51
10.8	Entire Agreement	51
10.9	Governing Law	51
10.10	Severability	52
10.11	Assignment; Third-Party Beneficiaries	52
10.12	Jurisdiction	52

Exhibit and Schedules

Exhibit A	Opinion

GFB Disclosure Schedule

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of July 16, 2013, by and between Florida Community Bank, N.A., a national banking association (“FCB”), and Great Florida Bank, a bank organized under the Laws of the State of Florida (“GFB”).

W I T N E S S E T H:

A.

The Parties desire to effect a merger of GFB with and into FCB, with FCB being the surviving entity, wherein each share of Class A common stock of GFB, par value $1.00 per share (“Class A Common Stock”), and each share of Class B common stock of GFB, par value $1.00 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “GFB Common Stock”), issued and outstanding immediately prior to the Effective Time, other than certain shares owned by the Parties or their Subsidiaries, the GFB Treasury Shares and the Dissenting Shares, shall be converted into the right to receive the Merger Consideration, on the terms set forth in this Agreement.

B.

The Board of Directors of GFB (the “GFB Board”) has approved the execution and delivery of, and adopted, this Agreement and determined that it is in the best interests of GFB and the holders of the GFB Common Stock (the “GFB Shareholders”) to effect the merger of GFB with and into FCB.

C.

The Board of Directors of FCB has approved the execution and delivery of, and adopted, this Agreement and determined that it is in the best interests of it and its stockholder to effect the merger of GFB with and into FCB.

D.

Concurrent with the execution and delivery of this Agreement, and as a condition and inducement to FCB’s willingness to enter into this Agreement, certain of the GFB Shareholders have entered with GFB and FCB into the Voting Agreement, dated as of the date hereof (the “Voting Agreement”), pursuant to which such GFB Shareholders have agreed, among other things, to vote their shares of GFB Common Stock to approve this Agreement and the transactions contemplated hereby.

E.

Concurrent with the execution and delivery of this Agreement, and as an inducement to FCB’s willingness to enter into this Agreement, each of M. Mehdi Ghomeshi and M. Masood Ghomeshi has entered into an employment agreement with FCB, to be effective as of the Effective Time.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the Parties agree as follows:

ARTICLE 1
Definitions and Terms

1.1

Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.4(b).

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, and shall include any director or officer of the relevant Person. The term “Affiliated” has a correlative meaning to the foregoing.  For the purposes of this definition and the definition of “Subsidiary,” “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Burdensome Condition” has the meaning set forth in Section 6.1(d).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking organizations in the New York, New York are required or authorized by Law or executive order to be closed.

“Call Reports” has the meaning set forth in Section 5.2(f)(i).

“Certificate” has the meaning set forth in Section 3.1(c).

“Change in GFB Recommendation” has the meaning set forth in Section 6.3(b).

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 10, 2013 by and between FCB and GFB.

“Consent Order” means the Consent Order (FDIC-10-095b and OFR 0725-Fl-3/10) dated April 13, 2010, between GFB and the FDIC and the Florida Office of Financial Regulation.

“Continuing Employees” has the meaning set forth in Section 6.9(a).

“Contract” means, with respect to any Person, any written or oral agreement, indenture, debt instrument, contract, lease, license or other binding commitment to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties or assets may be subject.

“Copyrights” means all domestic and foreign copyrights, copyrightable works, database rights and design rights, whether registered or unregistered, including all rights therein provided by international treaties or conventions, all registrations and applications therefor, all moral rights, and all rights to register and obtain renewals and extensions of copyright registrations.

“Courthouse Commons” means the Courthouse Commons property located at 444 W. Railroad Avenue, West Palm Beach, Florida 33401.

“Covered Person” has the meaning set forth in Section 6.10(c).

“Derivative Contract” has the meaning set forth in Section 5.2(z).

“Disqualified Individual” has the meaning set forth in Section 6.9(g).

“Dissenting Shares” has the meaning set forth in Section 3.1(e).

“Domain Names” means all domain names uniform resource locators and other names and locators associated with the Internet, including registrations thereof and applications therefor.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” means all Laws relating to the protection of the environment or human health and safety or the handling, releasing, presence of or exposure to any Hazardous Material.

“ERISA” has the meaning set forth in Section 5.2(o)(iv).

“ERISA Affiliate” has the meaning set forth in Section 5.2(o)(iv).

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Expenses” has the meaning set forth in Section 9.3(a).

“Fannie Mae” has the meaning set forth in Section 5.2(j)(iv).

“FCB” has the meaning set forth in the Preamble.

“FCB Material Adverse Effect” means any event, development, change or effect that prevents or materially delays or inhibits FCB from consummating the transactions contemplated hereby.

“FCBA” means the Florida Business Corporation Act.

“FDIC” means the Federal Deposit Insurance Corporation.

“Fee” has the meaning set forth in Section 9.3(a).

“Financial Statements” has the meaning set forth in Section 5.2(f)(i).

“Freddie Mac” has the meaning set forth in Section 5.2(j)(iv).

“GAAP” means generally accepted accounting principles in the United States of America.

“GFB” has a meaning set forth in the Preamble.

“GFB Board” has the meaning set forth in the Recitals.

“GFB Common Stock” has the meaning set forth in the Recitals.

“GFB Disclosure Schedule” has the meaning set forth in Section 5.1.

“GFB Employee Plans” has the meaning set forth in Section 5.2(o)(3).

“GFB Material Adverse Effect” means any event, development, change or effect that (i) is material and adverse to the business, results of operations or financial condition of GFB and its Subsidiaries, taken as a whole or (ii) prevents or materially delays or inhibits GFB from consummating the transactions contemplated hereby; provided, however, that in determining whether a GFB Material Adverse Effect has occurred pursuant to clause (i), there shall be excluded any effect resulting from or attributable to (x) this Agreement (including the announcement thereof) or the transactions contemplated hereby, (y) expenses and costs incurred in connection with the transactions contemplated hereby as permitted hereunder or (z) changes in global, national or regional general economic or market conditions (including any changes to any previously correctly applied asset marks resulting therefrom) affecting other companies in the industries in which GFB and its Subsidiaries operate, except to the extent that the effects of such changes are disproportionately adverse to the financial condition, results of operations or business of GFB and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which GFB and its Subsidiaries operate.

“GFB Recommendation” has the meaning set forth in Section 5.2(b)(i).

“GFB SEC Documents” has the meaning set forth in Section 5.2(e)(ii).

“GFB Stock Option” has the meaning set forth in Section 3.4(a).

“GFB Stock Plans” has the meaning set forth in Section 3.4(a).

“GFB Shareholder Approval” has the meaning set forth in Section 5.2(b)(i).

“GFB Shareholders” has the meaning set forth in the Recitals.

“GFB Shareholders Meeting” has the meaning set forth in Section 5.2(b)(i).

“GFB Treasury Shares” each share of capital stock of GFB held in the treasury of GFB.

“Ginnie Mae” has the meaning set forth in Section 5.2(j)(iv).

“Governing Documents” means the charter or articles of incorporation and bylaws of a corporation or banking organization, the charter and the operating agreement of a limited liability company, and the comparable documents of other entities.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental, regulatory or administrative body, authority, department, court, agency or official, including any political subdivision thereof, or any self-regulatory authority.

“Hazardous Material” means any hazardous waste, petroleum product, polychlorinated biphenyl, asbestos or asbestos-containing material, lead-based paint, mold, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance whether the generation, management or release of, or human exposure to, is regulated under any Law.

“HUD” has the meaning set forth in Section 5.2(j)(iv).

“Indemnified Party” has the meaning set forth in Section 6.10(a).

“Intellectual Property Rights” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: Copyrights, Patents, Trademarks, Domain Names, Trade Secrets, any rights equivalent or similar to any of the foregoing and rights to sue for past, present or future infringement and to collect and retain all damages and profits related to the foregoing.

“IRS” has the meaning set forth in Section 5.2(o)(iv).

“Knowledge” means, with respect to either Party, the actual knowledge and belief, after due inquiry, of such Party’s directors and executive officers and the directors and executive officers of such Party’s Subsidiaries.

“Law” means any law (including common law), statute, code, ordinance, rule, regulation, order, award, writ, decree, directive or injunction issued, promulgated or entered into by or with any Governmental Authority.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to GFB or any of its Subsidiaries.

“Liens” means any mortgage, deed of trust, easement, pledge, hypothecation, assignment, security interest, restriction, option, equity interest, preference, participation interest, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 5.2(j)(i).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(b).

“Multiemployer Plan” has the meaning set forth in Section 5.2(o)(iv).

“NBA” means the National Bank Act.

“Obligor” has the meaning set forth in Section 5.2(j)(i).

“OCC” means the Office of the Comptroller of the Currency.

“Optionholder Acknowledgement” has the meaning set forth in Section 3.4(b).

“OREO” has the meaning set forth in Section 4.1(b)(v).

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by GFB or any of its Subsidiaries.

“Parachute Payment Waiver” has the meaning set forth in Section 6.9(g).

“Parties” means GFB and FCB.

“Patents” means all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, applications and patents issuing therefrom, all inventions and improvements described therein, any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, and all rights therein provided by international treaties or conventions.

“Permit” has the meaning set forth in Section 5.2(m)(i).

“Permitted Lien” means (i) carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course which secure payment of obligations not more than 120 days past due or which are being contested in good faith by appropriate proceedings, (ii) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property, and (iii) in the case of real property, zoning, building, subdivision, environmental, entitlement or other land use regulations, easements, quasi-easements, encumbrances, licenses, covenants, rights-of-way, rights of re-entry or other restrictions and similar agreements, conditions or restrictions or Liens that would be shown by a current title report or other similar report or listing or by a current survey or physical inspection and which do not materially interfere with, or materially impair the use of, the property or assets subject thereto.

“Person” includes an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group.

“Personally Identifiable Information” means any information that specifically identifies any employee, contractor, or other third Person who has provided information to GFB or any of its Subsidiaries, whether a living or dead individual person, including (i) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government-issued identification numbers, and (ii) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, or related to a financial transaction by such individual person with a financial institution.

“Pool” has the meaning set forth in Section 5.2(j)(iv).

“Registered Intellectual Property Rights” means all Trademark registrations and applications for registrations, Copyright registrations and applications for registration, Domain Name registrations, issued Patents and Patent applications (including all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent rights).

“Registered Owned Intellectual Property Rights” means all of the Registered Intellectual Property Rights owned by, or purported to be owned by, filed in the name of, or applied for by GFB or any of its Subsidiaries.

“Regulatory Agreement” has the meaning set forth in Section 5.2(d).

“Related Person” has the meaning set forth in Section 5.2(y)(i).

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securitization Agreement” has the meaning set forth in Section 5.2(f)(ii).

“Specified Contracts” has the meaning set forth in Section 5.2(k)(i).

“Subsidiary” means, for any Person, any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding capital stock or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such other Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Superior Proposal” has the meaning set forth in Section 6.4(c).

“Surviving Bank” means FCB, as the surviving entity in the Merger, from and after the Effective Time.

“Systems” has the meaning set forth in Section 5.2(r)(ix).

“Takeover Law” has the meaning set forth in Section 5.2(w).

“Tax Return” has the meaning set forth in Section 5.2(h)(ix).

“Taxes” has the meaning set forth in Section 5.2(h)(xviii).

“Trade Secrets” means any confidential and proprietary information, including trade secrets, processes, proprietary formula, design, know-how, methods, techniques, computer programs or software programs (including all source code, object code, firmware, programming tools or documentation), vendor lists, customer lists, databases and compilations, including any and all data and collections of data and all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world.

“Trademarks” means all domestic and foreign trademarks, trade dress, service marks, trade names, logos, slogans, designs, and any other indicia of source or sponsorship of goods or services related to the above, in any and all forms, and all common law rights, registrations and applications therefor and all goodwill related to the foregoing, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“VA” has the meaning set forth in Section 5.2(j)(iv).

“Voting Agreement” has the meaning set forth in the Recitals.

ARTICLE 2
The Merger

2.1

The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, GFB shall be merged with and into FCB pursuant to the provisions of Section 215a of the NBA, Section 658.41 of the Florida Statutes and Section 607.1108 of the FBCA, and in furtherance thereof:

(a)

Structure and Effects of the Subsidiary Merger.  Upon the consummation of the Merger, the separate corporate existence of GFB shall cease.  FCB shall be the surviving entity in the Merger, continue to be governed by federal Law and be liable for all the liabilities of GFB existing as of the Effective Time, and the separate existence of FCB with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects set forth in the NBA and the FBCA.

(b)

Articles of Association.  The articles of association of FCB, as in effect immediately prior to the Effective Time, shall continue to be the articles of association of the Surviving Bank following the Merger, until duly amended in accordance with the terms thereof and applicable Law.

(c)

Bylaws.  The bylaws of FCB, as in effect immediately prior to the Effective Time, shall continue to be the bylaws of the Surviving Bank following the Merger, until duly amended in accordance with the terms thereof, the articles of association of the Surviving Bank and applicable Law.

(d)

Directors.  The directors of FCB immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank following the Merger, to hold office until such time as their respective successors are duly elected and qualified or appointed.

(e)

Officers.  The officers of FCB immediately prior to the Effective Time shall continue to be the officers of the Surviving Bank following the Merger, to hold their respective offices at the pleasure of the Board of Directors of the Surviving Bank.

(f)

Main Office; Name.  The main office of FCB immediately prior to the Effective Time shall continue to be the main office of the Surviving Bank following the Merger, until duly changed in accordance with applicable Law.  The business of the Surviving Bank shall be that of a national banking association and shall be conducted at its main office and its legally established branches in the name of “Florida Community Bank, National Association.”

(g)

Capital Stock.  At the Effective Time, the amount of capital stock of the Surviving Bank shall be at least $540,000,000 divided into 100 shares of common stock, each of $1.00 par value, and at the time the Bank Merger shall become effective, the Surviving Bank shall have an estimated surplus and undivided profits, including capital reserves of at least $575,000,000, adjusted for normal earnings and expenses (and if applicable, purchase accounting adjustments) between December 31, 2012 and the Effective Time.

2.2

Effective Time of the Merger.  On the Closing Date, FCB and GFB shall execute, deliver and file articles of merger with the Florida Secretary of State in accordance with the relevant provisions of the FBCA, and shall make such other filings or recordings required under the NBA and FBCA in connection with the Merger.  The Merger shall become effective on the date and time specified in the certificate issued by the OCC with respect to the Merger or, if such certificate cannot theretofore be obtained, on the date of consummation at the time agreed to by the Parties (such date and time, the “Effective Time”).

2.3

Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) shall be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York at 10:00 a.m. New York City time, on (1) the date that is the last Business Day of the calendar month in which the last of the conditions specified in Article 6 of this Agreement have been satisfied or waived, other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions, or (2) at such other place, or at such other time and date, as may be mutually agreed by the Parties.

ARTICLE 3
Effect on Capital Stock; Consideration

3.1

Effect on Capital Stock; Consideration.  Subject to the terms and conditions of this Agreement, at the Effective Time:

(a)

The shares of capital stock of FCB issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, continue to be issued and outstanding.

(b)

Each share of GFB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled as provided in Section 3.1(d) and other than any Dissenting Shares), shall, by virtue of the Merger, be converted into the right to receive, without interest, $3.24 in cash (the “Merger Consideration”).

(c)

Subject to Sections 3.1(d) and 3.1(e), all shares of GFB Common Stock shall cease to be outstanding and shall be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of GFB Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to any shares of GFB Common Stock, except the right to receive the Merger Consideration upon the surrender of such Certificate in accordance with the terms hereof.

(d)

Each GFB Treasury Share and share of GFB Common Stock owned directly by FCB or any Subsidiary of FCB or GFB (other than shares held in trust accounts, managed accounts, custodial, nominee or similar accounts for the benefit of customers or shares held in satisfaction of a debt previously contracted) at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(e)

Shares of GFB Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who has the right to demand and has properly demanded payment for and an appraisal of such shares in accordance with Section 215a(b) of the NBA (“Dissenting Shares”) shall not be converted into a right to receive Merger Consideration, but shall have the rights set forth in Sections 215a(b), (c) and (d) of the NBA, unless such holder fails to perfect or otherwise loses such holder’s right to such payment or appraisal, if any.  If, after the Effective Time, such holder fails to perfect or loses any such right to payment or appraisal, each such share held by such holder shall be converted as of the Effective Time into the right to receive Merger Consideration (without interest thereon) in accordance with this Section 3.1.  GFB shall give prompt notice to FCB of any demands received by GFB for appraisal of shares of GFB Common Stock, withdrawals of such demands and any other instruments pursuant to the NBA received by GFB, and FCB shall have the right to participate in all negotiations and proceedings with respect to such demands. GFB shall not, except with the prior written consent of FCB, make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

3.2

Rights as Stockholders; Stock Transfers.  At the Effective Time, holders of GFB Common Stock shall cease to be GFB Shareholders, and shall have no rights as GFB Shareholders, other than the right to receive the per share Merger Consideration for each share of GFB Common Stock, as provided under this Article 3.  After the Effective Time, there shall be no transfers on the stock transfer books of GFB or the Surviving Bank of GFB Common Stock.

3.3

Exchange Procedures.

(a)

Deposit of Merger Consideration.  Prior to the Effective Time, FCB shall appoint a commercial bank, trust company or transfer agent, which shall be reasonably acceptable to GFB (the “Exchange Agent”), for the purpose of exchanging Certificates for the Merger Consideration. Prior to the Effective Time, FCB shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article 3, an amount of cash sufficient to make all payments pursuant to Section 3.1(b) (such cash amount, the “Exchange Fund”).

(b)

Exchange of Shares.

(i)

As soon as reasonably practicable after the Effective Time, and in no event more than five (5) Business Days thereafter, FCB shall instruct the Exchange Agent to mail to each holder of record of a Certificate or Certificates a letter of transmittal which shall (A) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (B) provide instructions to effect the surrender of the Certificates pursuant to the letter of transmittal in exchange for payment of the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and executed, and any other document as may be required pursuant to the instructions to the transmittal letter or by the Exchange Agent, the holder of such Certificate shall be entitled to receive a check representing the aggregate amount of cash that such holder has the right to receive for each share of GFB Common Stock formerly represented by such Certificate, and such Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates on the Merger Consideration payable upon the surrender of the Certificates.  Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon its surrender.

(ii)

If the payment of the Merger Consideration is to be made to a Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

(iii)

Any portion of the Exchange Fund that remains unclaimed by the holders of GFB Common Stock for 180 days after the Effective Time shall be promptly paid to FCB.  Any holders of GFB Common Stock who have not theretofore complied with this Section 3.3 shall thereafter look only to FCB for payment of the Merger Consideration deliverable in respect of each share of GFB Common Stock held by such stockholder at the Effective Time, without any interest thereon.  None of FCB, the Exchange Agent or any other Person shall be liable to any former holder of shares of GFB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned or unclaimed property, escheat or similar Laws.

(iv)

In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FCB, the posting by such Person of a bond in such amount as FCB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(v)

FCB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of GFB Common Stock such amounts as FCB or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other domestic or foreign Tax Law. To the extent that such amounts are properly withheld by FCB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the GFB Common Stock in respect of whom such deduction and withholding were made by FCB or the Exchange Agent.

3.4

Options.

(a)

GFB Stock Options.  At the Effective Time, each outstanding option (each, a “GFB Stock Option”) to purchase shares of GFB Common Stock under any and all plans of GFB under which options to acquire GFB Common Stock have been granted and are outstanding (collectively, the “GFB Stock Plans”) whether vested or unvested shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest), as soon as reasonably practicable after the Effective Time, an amount in cash equal to (i) the product of (x) the total number of shares of GFB Common Stock underlying such GFB Stock Option multiplied by (y) the excess, if any, of $3.24 over the exercise price per share of GFB Common Stock under such GFB Stock Option, less (ii) applicable Taxes required to be withheld with respect to such payment.  At the Effective Time, each outstanding GFB Stock Option, whether vested or unvested, that has an exercise price of $3.24 or more shall be cancelled for no consideration.  For the avoidance of doubt, all GFB Stock Options shall be terminated as of the Effective Time.  FCB shall have no obligation to make any additional grants or awards under the GFB Stock Plans.

(b)

Corporate Actions.  At or prior to the Effective Time, GFB, the GFB Board and the Corporate Governance and Compensation Committee of the GFB Board, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate, including obtaining acknowledgements from each holder of a GFB Stock Option in a form reasonably acceptable to FCB, acknowledging the treatment of the GFB Stock Options in accordance with this Agreement (each, an “Optionholder Acknowledgement”), to (i) effectuate the provisions of Section 3.4(a) and (ii) cause the GFB Stock Plans to terminate at or prior to the Effective Time.

(c)

No Right to Acquire Shares.  GFB shall take all actions necessary or appropriate to ensure that, from and after the Effective Time, FCB will not be required to deliver shares of GFB Common Stock or other capital stock of GFB to any Person pursuant to or in settlement of GFB Stock Options after the Effective Time.

ARTICLE 4
Actions Pending the Merger

4.1

Forbearances of GFB and Its Subsidiaries.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.1, except as expressly contemplated by this Agreement or set forth in Section 4.1 of the GFB Disclosure Schedule, without the prior written consent of FCB, neither GFB nor any of its Subsidiaries will:

(a)

Ordinary Course.  Conduct its business other than in the ordinary course consistent with past practice or, to the extent consistent therewith, fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b)

Capital Stock.

(i)

Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of GFB or any of its Subsidiaries or any rights to subscribe for or purchase shares of capital stock of GFB or any of its Subsidiaries or any other capital stock, or securities convertible into or exchangeable for any capital stock, of GFB or any of its Subsidiaries, except pursuant to the exercise of GFB Stock Options outstanding prior to the date hereof;

(ii)

Permit any additional shares of capital stock of GFB or any of its Subsidiaries to become subject to grants of employee or director stock options, restricted stock grants, “phantom stock” rights or similar stock-based employee or director rights;

(iii)

Repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of GFB or any of its Subsidiaries;

(iv)

Effect any recapitalization, reclassification, stock split or similar change in capitalization;

(v)

Form or make any investment in any new Subsidiary other than a Subsidiary formed in the ordinary course of business consistent with past practice to hold other real estate owned (“OREO”) that is acquired after the date of this Agreement; or

(vi)

Enter into, or take any action to cause, encourage or facilitate any holders of GFB Common Stock to enter into, any Contract, understanding or commitment (other than the Voting Agreement) relating to the right of holders of GFB Common Stock to vote any shares of GFB Common Stock, or cooperate in any formation of any voting trust or similar arrangement relating to such shares.

(c)

Dividends.  Make, declare, pay or set aside for payment any dividend or distribution.

(d)

Compensation; Employment Contracts.  Enter into, amend, modify, renew or terminate any employment, consulting, retention, severance, change of control or similar Contract with any director, officer or employee of, or independent contractor or consultant to, GFB or any of its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including severance, incentive or bonus payments), except for (i) changes that are required by applicable Law, (ii) changes that are required by the terms of any GFB Employee Plan existing on the date hereof, (iii) increases in base salaries or base wages for employees in the ordinary course of business consistent with past practice, including the timing thereof, but, in any event, not to exceed $20,000 individually or $250,000 in the aggregate or (iv) changes that are specifically contemplated by this Agreement.

(e)

Benefit Plans.  Except as may be required by applicable Law or the terms of any GFB Employee Plan existing on the date hereof, (i) enter into, establish, adopt, amend, modify, renew or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee or director benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such contract, plan or arrangement, in respect of any current or former director, officer or employee of, or independent contractor or consultant to, GFB or any of its Subsidiaries (or any dependent or beneficiary of any of the foregoing individuals), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to other compensation or benefits payable thereunder, (ii) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation and benefits under any GFB Employee Plan, (iii) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (iv) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any GFB Employee Plan that is required to be funded, or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (v) forgive any Loans or issue any Loans (other than routine travel advances issued in the ordinary course of business consistent with past practice) to any director, officer or employee of, or independent contractor or consultant to, GFB or any of its Subsidiaries.

(f)

Dispositions.  Sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue (i) any OREO or any criticized loan if such disposition, or series of related dispositions, would result in the recognition of a loss under GAAP in excess of $100,000 or (ii) any portion of its assets, business or properties with a fair market value in excess of $250,000 individually or $500,000 in the aggregate.

(g)

Acquisitions.  Acquire any assets or properties of another Person in any one transaction or series of related transactions, except, in the ordinary course of business consistent with past practice, (i) for short-term investments for cash management purposes, (ii) pursuant to bona fide hedging transactions, (iii) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith and (iv) for supplies and other assets used in the ordinary course of business to support operations and existing infrastructure of GFB and its Subsidiaries.

(h)

Governing Documents.  Amend its Governing Documents.

(i)

Accounting Methods.  Implement or adopt any change in accounting principles, practices or methods other than as may be required by GAAP, as concurred with by GFB’s independent auditors, or by any Governmental Authority with authority over GFB or its Subsidiaries in regulatory filings or other documents.

(j)

Contracts.  Renew or terminate, or amend or modify in any material respect any existing Specified Contract (other than a Specified Contract set forth on Section 5.2(k)(i)(A) of the GFB Disclosure Schedule requiring payments to be made by GFB or any of its Subsidiaries of no more than $100,000 per annum or $250,000 over the remaining term of such Contract), or enter into any new Contract that, if entered into prior to the date hereof, would have been such a Specified Contract.

(k)

Claims.  Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount of less than $50,000 in the aggregate.

(l)

Risk Management.  Except as required by applicable Law, other than in the ordinary course of business consistent with past practice, (i) implement or adopt any material change in interest rate risk management, credit risk management, risk management of financial derivatives, model risk management and hedging and other risk management policies, procedures or practices or (ii) fail to follow in any material respect its existing policies, procedures or practices with respect to managing its exposure to interest rate, credit and other risk.

(m)

Indebtedness.  (i) Incur any indebtedness for borrowed money or (ii) other than in the ordinary course of business consistent with past practice, (A) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (B) cancel, release, assign or modify any material amount of indebtedness of any other Person.

(n)

Loans.  Make any Loan or advance in excess of $5,000,000 or renew any existing Loan in excess of $5,000,000.

(o)

Adverse Actions.  Take any action that is intended or is reasonably likely to result in (i) the representations and warranties set forth in Section 5.2 being or becoming untrue or incorrect in any respect, (ii) any of the conditions to the Merger set forth in Article 7 not being timely satisfied, or (iii) a material breach of any provision of this Agreement, except, in each case, as may be required by applicable Law.

(p)

Interest Rates.  Increase prior to maturity the rate of interest paid by GFB or any of its Subsidiaries on any existing certificate of deposit with a term of more than one year.

(q)

Capital Expenditures.  Make any capital expenditures or incur any other non-interest expense in excess of $100,000 individually or $250,000 in the aggregate, other than capital expenditures with respect to the Courthouse Commons.

(r)

Severance or Other Agreements.  Take steps prior to the Effective Time to terminate the employment or service of any director or officer of, or independent contractor or consultant to, GFB or any of its Subsidiaries, or which would entitle any such individual to resign and receive severance or other benefits under any employment, consulting, change of control, severance, salary continuation or other agreement that provides benefits upon termination of employment or service or similar benefits, including acceleration of vesting or payment or termination of risk of forfeiture of any equity award or compensation.

(s)

Taxes. Make any material Tax election.

(t)

Regulatory Agreements.  Fail to comply with the terms and conditions of any Regulatory Agreement.

(u)

Commitments.  Affirmatively agree or commit to do any of the actions prohibited by this Section 4.1.

ARTICLE 5
Representations and Warranties

5.1

Disclosure Schedules.  On the date hereof, GFB has delivered to FCB a schedule (the “GFB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express disclosure requirement contained in a provision hereof or (2) as an exception to one or more representations or warranties contained in Sections 5.2, or to one or more of covenants contained in Articles 4 or 6.

5.2

Representations and Warranties of GFB.  Except as set forth in the GFB Disclosure Schedule (which shall identify the specific section of this Agreement to which such disclosure pertains), GFB hereby represents and warrants to FCB as follows:

(a)

Organization, Standing and Capital Stock.

(i)

GFB is banking corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and assets, to incur its liabilities and to carry on its business as now being conducted.  GFB is duly qualified to conduct business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities requires such qualification under applicable Law.

(ii)

Accurate and complete copies of GFB’s Governing Documents, each as in effect as of the date of this Agreement, are set forth in Section 5.2(a)(i) of the GFB Disclosure Schedule.

(iii)

The authorized capital stock of GFB consists of 330,000,000 shares of Class A Common Stock, of which 10,448,804 shares are issued and outstanding as of the date hereof, (ii) 80,000,000 shares of Class B Common Stock, of which 2,663,696 shares are issued and outstanding as of the date hereof, and (iii) 5,000,000 shares of preferred stock of GFB, of which no shares are issued and outstanding as of the date hereof.  All the issued and outstanding shares of GFB Common Stock are duly and validly issued and fully paid and non-assessable and are not subject to any preemptive or similar rights.  None of the outstanding shares of GFB Common Stock has been issued in violation of any preemptive or similar rights of the current or past GFB Shareholders or any other Person.  No shares of GFB Common Stock are subject to any GFB Stock Option with an exercise price per share of GFB Common Stock of less than $3.24.

(iv)

Except for the GFB Stock Options, there are no outstanding or authorized options, warrants, rights to purchase or acquire, calls or commitments relating to, any securities, obligations or rights convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any stock or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of GFB Common Stock or other capital stock of GFB, and GFB does not have any Contracts, commitment, understandings or arrangements (including any dividend reinvestment or similar plan) pursuant to which GFB is or may be obligated to authorize, issue or sell, or options, warrants, rights to purchase or acquire, or securities, obligations or rights convertible into or exchangeable for, any additional shares of its capital stock.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by GFB and are outstanding. Section 5.2(a)(iv) of the GFB Disclosure Schedule sets forth an accurate and complete list of all holders of GFB Stock Options, including the name of each holder and details of GFB Stock Options held by each holder.

(v)

Each certificate representing GFB Common Stock issued by GFB in replacement of any certificate theretofore issued by it that was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by GFB only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such stockholder indemnifying GFB against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

(b)

Authorization and No Default; Regulatory Approvals.

(i)

GFB has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The GFB Board has unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of GFB and its stockholders, has approved, adopted and declared advisable this Agreement and recommended that the GFB Shareholders vote in favor of the approval and adoption of this Agreement (the “GFB Recommendation”) and has directed that this Agreement be submitted to its stockholders for adoption at a duly held meeting of such shareholders for such purpose (the “GFB Shareholders Meeting”).  Except for the adoption of this Agreement by the affirmative vote of the holders of GFB Common Stock in accordance with the NBA and the FBCA (the “GFB Shareholder Approval”), no other corporate proceedings on the part of GFB or any other vote by the holders of any class or series of capital stock of GFB is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby.  Each of this Agreement and the Voting Agreement has been duly executed and delivered by GFB and, assuming the due authorization, execution and delivery by FCB and, in the case of the Voting Agreement, the other parties thereto, constitutes a legal, valid and binding obligation of GFB, enforceable against GFB in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally.

(ii)

Subject to the receipt of the approvals and consents referred to in Section 5.2(b)(iii) and the expiration of applicable waiting periods, the execution, delivery and performance by GFB of this Agreement and the Voting Agreement and the consummation by it of the transactions contemplated thereby do not constitute a violation or breach of or default under or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of any obligation of GFB or any of its Subsidiaries or to a loss of any benefits to which GFB or any of its Subsidiaries is entitled under any provision of (i) GFB’s or any of its Subsidiaries’ Governing Documents, (ii) assuming compliance with the requirements referred to in Section 5.2(b)(iii), any Law applicable to GFB or any of its Subsidiaries, or (iii) any Specified Contract or other Contract that is material to GFB and its Subsidiaries, taken as a whole.

(iii)

No license, permit, certificate and other authorization and approval of or by a Governmental Authority is required to be made or obtained by GFB or any of its Subsidiaries in connection with the execution, delivery or performance by GFB of this Agreement and the Voting Agreement, or the consummation by GFB of the transactions contemplated hereby, except for (i) the filing of any required applications, filings or notices with the OCC, the FDIC, the Florida Office of Financial Regulation and approval of or non-objection to such applications, filings and notices and (ii) such other consents, approvals, filings or registrations the failure of which to be obtained would not, individually or in the aggregate, be reasonably likely to have a material and adverse effect on GFB and its Subsidiaries, taken as a whole. As of the date hereof, GFB is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit the consummation of the Merger on a timely basis.

(c)

Subsidiaries.  Section 5.2(c) of the GFB Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of capital stock of each Subsidiary of GFB and the stockholder(s) thereof.  Each Subsidiary of GFB is duly qualified to conduct business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities requires such qualification under applicable Law.  There are no options, warrants or rights outstanding to acquire any capital stock of any Subsidiary of GFB, and no Person has any other right to purchase or acquire any unissued shares of capital stock of any Subsidiary of GFB, nor does any Subsidiary of GFB have any obligation of any nature with respect to its unissued shares of capital stock.  Neither GFB nor any of its Subsidiaries is a party to or member of any partnership or joint venture or owns an capital stock of, or other equity interest in, any other Person.

(d)

Certain Regulatory Matters.  Neither GFB nor any of its Subsidiaries is (i) subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, any Governmental Authority that currently restricts the conduct of its business, or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business, (ii) since January 1, 2010, has adopted any board resolutions at the request of any Governmental Authority that currently restricts the conduct of its business, or (iii) since January 1, 2010, has adopted any board resolutions at the request of any Governmental Authority that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business, (each item in this sentence, a “Regulatory Agreement”).  Each of GFB and each of its Subsidiaries is in compliance with each Regulatory Agreement to which it is party or subject.  Neither GFB nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that either GFB or any of its Subsidiaries is not in compliance with any such Regulatory Agreement.

(e)

Regulatory Reports.

(i)

Since January 1, 2010, GFB and its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file under any applicable Law, regulation or rule with any Governmental Authority.  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports, registrations and statements filed before the date of this Agreement), each of such reports, registrations and statements (including any financial statements, exhibits and schedules thereto) complied in all material respects with the relevant statutes, rules and regulations applicable thereto.

(ii)

GFB’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2010 and 2011, and all other reports, registration statements, definitive proxy statements, schedules, forms or information statements filed or required to be filed by GFB or any of its Subsidiaries subsequent to January 1, 2010 under the Securities Act or the Securities Exchange Act (collectively the “GFB SEC Documents”), as of the date filed, (A) as to form complied in all material respects with the applicable requirements under the Securities Act or the Securities Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)

Financial Statements; Controls.

(i)

GFB has provided to FCB complete and correct copies of (A) GFB’s audited consolidated financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of its independent auditor) for the fiscal years ended December 31, 2010, 2011 and 2012, and (B) the Consolidated Reports of Condition and Income of GFB that were filed by GFB in 2013 and 2012 (such reports, the “Call Reports”), and that are publicly available ((A) and (B) collectively, the “Financial Statements”).  From the date of this Agreement until the Closing Date, GFB will provide to FCB, as promptly as practicable, but in no event later than the twentieth day following the end of the relevant calendar month, the monthly unaudited consolidated financial statements (including any related notes and schedules thereto) of GFB that are prepared for management purposes, for each of the calendar months ended thereafter.  Each of the statements of financial condition included in the Financial Statements fairly presents, or will fairly present, in all material respects the consolidated financial position of GFB as of its date, and each of the statements of income, changes in stockholders’ equity (and, except in the case of any Call Reports, cash flows or equivalent statements) included in the Financial Statements fairly presents or will fairly present in all material respects the consolidated results of operations, changes in stockholders’ equity (and, except in the case of any Call Reports, changes in cash flows), as the case may be, of GFB for the periods set forth therein, in each case in accordance with GAAP (or, in the case of the Call Reports, GAAP as modified by applicable Law for purposes of producing Consolidated Reports of Condition and Income for a state-chartered bank) consistently applied during the periods involved and subject, in each case, to (A) any matter to the extent disclosed in the Financial Statements (or the notes thereto, if applicable), and (B) in the case of the unaudited financial statements, to normal recurring year-end audit adjustments that are not material in nature or amount.

(ii)

Section 5.2(f)(ii) of the GFB Disclosure Schedule sets forth a true and complete list of all documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (a “Securitization Agreement”) effected by GFB or any of its Subsidiaries since January 1, 2010.

(iii)

The records, systems, controls, data and information of GFB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of GFB, its Subsidiaries or any of their accountants (including all means of access thereto and therefrom) in all material respects.  GFB and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations and (B) transactions are recorded in conformity with GAAP consistently applied and applicable Law.  Since January 1, 2010, none of GFB or any Subsidiary thereof or, to GFB’s Knowledge, any director, senior executive officer, auditor or independent accountant, has received written notice or otherwise obtained knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of GFB or any of its Subsidiaries or their respective internal accounting controls.

(iv)

GFB and its Subsidiaries have (A) implemented and maintain disclosure controls and procedures to ensure that material information relating to GFB and its Subsidiaries is made known to the chief executive officer and the chief financial officer of GFB by others within those entities, and (B) disclosed, based on the most recent evaluation prior to the date of this Agreement, to GFB’s outside auditors and the audit committee of the GFB Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect GFB’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in GFB’s internal control over financial reporting.

(g)

No Undisclosed Liabilities.  Neither GFB nor any of its Subsidiaries has any material liability, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due required in accordance with GAAP to be reflected in audited consolidated statements of financial condition of GFB or the notes thereto, except (i) for liabilities fully set forth or reserved against on the face of the balance sheet contained in the GFB Financial Statements as of and for the period ending December 31, 2012, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of GFB or its Subsidiaries in accordance with past practice since December 31, 2012, which fluctuations in the aggregate are not material to GFB and its Subsidiaries, taken as a whole, and (iii) liabilities relating to the transactions contemplated by this Agreement.

(h)

Tax Matters.

(i)

(A) Each of GFB and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the GFB Financial Statements (in accordance with GAAP) for all Taxes, whether or not shown as due on such Tax Returns; (B) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of GFB or any of its Subsidiaries; and (C) there are no material Liens for Taxes upon the assets of GFB or any of its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided in the GFB Financial Statements.

(ii)

Neither GFB nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is GFB) filing a consolidated Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of foreign or domestic law, or as a transferee or successor, by contract, or otherwise.

(iii)

Neither GFB nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement.

(iv)

No closing agreement pursuant to section 7121 of the Code (or any similar provision of foreign or domestic Law) has been entered into by or with respect to GFB or any of its Subsidiaries.

(v)

Neither GFB nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(vi)

All Taxes required to be withheld, collected or deposited by or with respect to GFB and its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(vii)

Neither GFB nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(viii)

For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(ix)

For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

(i)

Legal Proceedings.  Except for foreclosure and other collection proceedings commenced in the ordinary course of business consistent with past practice by GFB or its Subsidiaries with respect to Loans in default with respect to which no claims have been asserted against GFB or any of its Subsidiaries, there is no litigation, claim, action or other proceeding before any tribunal, arbitrator or Governmental Authority pending or, to the Knowledge of GFB, threatened, against GFB or any of its Subsidiaries, or to which the property of GFB or any of its Subsidiaries is or would be subject involving a monetary amount in excess of $100,000, individually or in the aggregate, or a request for specific performance, injunctive relief or other equitable relief.  Neither GFB nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of GFB, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against GFB or any of its Subsidiaries.

(j)

Loan Matters.

(i)

Each loan agreement, note, borrowing arrangement or other extension of credit or commitment to extend credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to GFB or any of its Subsidiaries (i) complies in all material respects with applicable Law, (ii) has been made for good, valuable and adequate consideration in the ordinary course of business, (iii) is evidenced by true and genuine promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of GFB or one of its Subsidiaries and the counterparty or counterparties thereto (each such Person, an “Obligor”), (iv) are enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (v) is secured, to the extent GFB or any of its Subsidiaries has or purports to have a security interest in collateral or a mortgage securing such Loan, by a valid perfected security interest or recorded mortgage naming GFB or such Subsidiary as the secured party or mortgagee and (vi) is in full force and effect.

(ii)

Each Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are and have been maintained, in all material respects in accordance with the relevant Loan documents, GFB’s underwriting standards (and, in the case of Loans held for resale to investors, with the underwriting standards, if any, of the applicable investors) and with applicable Law and all applicable requirements of any government-sponsored enterprise program.

(iii)

None of the Contracts pursuant to which GFB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the Obligor on any such Loan.

(iv)

None of GFB or any of its Subsidiaries is approved: (i) as a supervised mortgagee by the Department of Housing and Urban Development (“HUD”) to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association (“Ginnie Mae”); (iii) by the Department of Veteran’s Affairs (“VA”) to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to originate and service conventional residential mortgage Loans.

(v)

Neither GFB nor any of its Subsidiaries is now or ever has been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or any other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans.  Neither GFB nor any of its Subsidiaries has received any notice, nor do they have any reason to believe, that Fannie Mae or Freddie Mac proposed to limit or terminate the underwriting authority of GFB or any of its Subsidiaries or to increase the guarantee fees payable to such investor.

(vi)

To the Knowledge of GFB, each Loan included in a pool of Loans originated, acquired or serviced by GFB or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with applicable Law, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(vii)

As of May 31, 2013, neither GFB nor any of its Subsidiaries had a Loan with a principal amount in excess of $250,000 that has been classified by regulatory examiners or management of GFB as “Substandard,” “Doubtful” or “Loss,” or a Loan with a principal amount in excess of $250,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability.  Set forth in Section 5.2(j)(v) of the GFB Disclosure Schedule are the most recent Loan watch list of GFB and each of its Subsidiaries and a list of all Loans in excess of $250,000 that, as of May 31, 2013, are ninety days or more past due with respect to principal or interest payments or has been placed on nonaccrual status.

(viii)

Section 5.2(j)(vi) of the GFB Disclosure Schedule contains an accurate and complete list of all Loans in which GFB or any of its Subsidiaries has any participation interest or that have been made with or through another financial institution on a recourse basis against GFB or any such Subsidiary.

(ix)

The reserves, the allowance for possible Loan and lease losses and the carrying value for real estate owned that are shown in the Financial Statements were established in accordance with the past practices and experiences of GFB and its Subsidiaries, and to the Knowledge of GFB are adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on Loans and leases outstanding and real estate owned as of the respective dates of such Financial Statements.

(x)

Except for Federal Home Loan Bank stock, securities pledged to the Federal Home Loan Bank of Atlanta, and securities sold under agreements to repurchase that are classified as secured borrowings on the Financial Statements, none of the investments reflected in the Financial Statements as of and for the three months ended March 31, 2013, and none of the investments made by GFB or any of its Subsidiaries since March 31, 2013, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of GFB or such Subsidiary to dispose freely of such investment at any time.

(k)

Contracts; No Defaults.

(i)

Section 5.2(k)(i) of the GFB Disclosure Schedule sets forth an accurate and complete list, as of the date hereof, of each of the following Contracts to which GFB or any of its Subsidiaries is a party (collectively, the “Specified Contracts”):

(A)

Each Contract requiring payments to be made by GFB or any of its Subsidiaries in excess of $50,000 per annum or $250,000 over the remaining term of such contract or agreement;

(B)

Each Contract that is not terminable upon 90 or fewer days’ prior notice;

(C)

Each exclusive dealing or third-party referral agreement imposed on GFB or its Subsidiaries or any agreement that contains non-competition or non-solicitation covenants that limit or purport to limit the freedom of GFB or its Subsidiaries to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;

(D)

Each Contact that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or property of GFB or its Subsidiaries;

(E)

Each Contact relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any material amount of assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(F)

Each Securitization Agreement;

(G)

Each lease of real property to which GFB or any of its Subsidiaries is a party;

(H)

Each loan, note, credit agreement, indenture, conditional sales contract or other title retention agreement or security agreement pursuant to which any indebtedness for borrowed money of GFB or any of its Subsidiaries in an aggregate principal amount in excess of $50,000 is outstanding or may be incurred or relating to a guarantee by GFB or any of its Subsidiaries of indebtedness of any third party in excess of $50,000;

(I)

Each Contract for the settlement of any claim or legal, administrative or regulatory proceeding entered into since January 1, 2010 that has current ongoing obligations or requires the payment of money damages in an amount greater than $100,000;

(J)

Each employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar agreement that is with any director or officer or that is not terminable at will upon 30 days’ or less notice and without any financial obligation exceeding $10,000;

(K)

Each Contract with any GFB Shareholder who owns 5% or more or either the Class A Common Stock or the Class B Common Stock;

(L)

Each Contract with a Governmental Authority, other than a Contract evidencing a Loan or a lease with respect to the Courthouse Commons, in each case, entered into in the ordinary course of business consistent with past practice; and

(M)

Each amendment, supplement or modification in respect of any of the foregoing Contracts.

(ii)

Accurate and complete copies of each Specified Contract have been provided to FCB.  Each Specified Contract is valid and binding on GFB or its applicable Subsidiary and, to the knowledge of GFB, each other party thereto, and is in full force and effect, except to the extent such Contract or any portion thereof has expired in accordance with its terms. GFB or its applicable Subsidiary has performed all obligations required to be performed by it to date under each Contract. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of GFB or its applicable Subsidiary or, to the Knowledge of GFB, any other party thereto, under any such Contract.

(l)

Absence of Certain Changes.  Since December 31, 2012, the business of GFB and its Subsidiaries has been conducted in the ordinary course consistent with past practices; there has not been any change, effect or occurrence that, individually or taken together with all other changes, effects or occurrences, has had or is reasonably likely to have a GFB Material Adverse Effect; and there has not been any action taken, or committed to be taken, by GFB or any of its Subsidiaries that, if taken or committed to be taken between the date hereof and the Effective Time, would require the prior consent of FCB pursuant to Section 4.1.

(m)

Compliance with Law.

(i)

GFB and each of its Subsidiaries have all material licenses, franchises, permits and other governmental authorizations (“Permits”) that are necessary or advisable to enable them to conduct their respective businesses. GFB and each of its Subsidiaries have conducted their businesses at all times since January 1, 2010, in compliance with such Permits and all Law applicable to the employees conducting such businesses.  All such Permits are in full force and effect and current and no suspension or cancellation of any of them is, to the Knowledge of GFB, threatened.

(ii)

GFB and its Subsidiaries are, and since January 1, 2010, have been, in compliance in all material respects with all Laws and Regulatory Agreements applicable to their respective assets and properties or to the conduct of their respective businesses, and, since January 1, 2010, none of the GFB or any of its Subsidiaries has received any notification or communication from any Governmental Authority asserting that GFB or any of its Subsidiaries is not in compliance with any Law or Regulatory Agreement, threatening to revoke any Permit or threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the FDIC deposit insurance of the deposit accounts of GFB.

(n)

Employment Agreements.  Neither GFB nor any of its Subsidiaries is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any director, officer, employee, agent, independent contractor, consultant or other person or entity which, by its terms, is not terminable by GFB or such Subsidiary on thirty (30) days’ written notice or less without the payment of any amount or other benefits by reason of such termination, including the acceleration of vesting or payment, or termination of risk of forfeiture of any equity or other award or compensation.

(o)

Employee Matters and ERISA.

(i)

Neither GFB nor any of its Subsidiaries has entered into any collective bargaining agreement or other agreement with any labor union, works council or similar organization with respect to any group of employees of GFB or any of its Subsidiaries and, to the Knowledge of GFB, there is no present effort or existing proposal to attempt to unionize any group of employees of GFB or any of its Subsidiaries.

(ii)

(A) GFB and each of its Subsidiaries are and have been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination, workers’ compensation, plant closings and occupational safety and health requirements, and neither GFB nor any of its Subsidiaries is engaged in any unfair labor practice; (B) there is no unfair labor practice complaint against GFB or any of its Subsidiaries pending or, to the Knowledge of GFB, threatened before the National Labor Relations Board; (C) there is no pending or, to the Knowledge of GFB, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any current or former employees of GFB or any of its Subsidiaries; (D) there is no labor dispute, strike, lockout, slowdown, stoppage or similar activity pending or, to the Knowledge of GFB, threatened against or directly affecting GFB or any of its Subsidiaries; and (E) neither GFB nor any of its Subsidiaries has experienced any work stoppage or other such labor difficulty during the past five years.

(iii)

There are no proceedings pending or, to the Knowledge of GFB, threatened against GFB or any of its Subsidiaries in any forum by or on behalf of any present or former employee of GFB or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of GFB or any of its Subsidiaries in connection with the employment relationship, which could reasonably be expected to result in a material liability to GFB or any of its Subsidiaries.

(iv)

 Section 5.2(o)(iv) of the GFB Disclosure Schedule sets forth an accurate and complete list of each benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement, for the benefit of current or former employees or directors (or their beneficiaries or dependents) of, or independent contractors or consultants to, GFB Bank or any of its Subsidiaries, including, but not limited to, any “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any “multiemployer plan” (as defined in Section 3(37) of ERISA) (each, a “Multiemployer Plan”), or any nonqualified employee benefit plans or deferred compensation arrangements, bonus, stock or incentive plans, employment, consulting, severance, termination or change of control agreements, vacation, profit-sharing, fringe benefit or other employee benefit or remuneration programs of any kind, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to by GFB or any of its Subsidiaries, or to which GFB or any of its Subsidiaries is obligated to contribute, or with respect to which GFB or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (collectively, the “GFB Employee Plans”).  To the Knowledge of GFB, no present or former director or employee of GFB or any of its Subsidiaries has been charged with breaching nor has breached a fiduciary duty under any of the GFB Employee Plans.  Neither GFB, nor any of its Subsidiaries nor any ERISA Affiliate participates in or contributes to, nor has it in the past six years participated in or contributed to, nor has any of them any present or future obligation or liability under, any Multiemployer Plan.  GFB has provided to FCB an accurate and complete copy of each GFB Employee Plan (or a written description of such GFB Employee Plan if such GFB Employee Plan is not set forth in a written document).  GFB has also provided or made available to FCB, with respect to each such GFB Employee Plan to the extent available to GFB or its Subsidiaries, all (A) amendments or supplements thereto, (B) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (C) descriptions of all current participants in such GFB Employee Plan and all participants with benefit entitlements under such GFB Employee Plan, (D) Contracts with third party administrators, trustee(s), investment advisors and custodians relating to plan documents, (E) actuarial valuations for any GFB Employee Plan that is a defined benefit plan, (F) valuations for any GFB Employee Plan as of the most recent available date, (G) the most recent determination or opinion letter from the Internal Revenue Service (“IRS”), (H) the most recent annual reports filed with the IRS (Form 5500 or 990 series and all schedules and financial statements attached thereto), (I) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three years with respect to any GFB Employee Plan and (J) trust agreements.  The term “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with GFB or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(v)

Each GFB Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of GFB, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such GFB Employee Plan.

(vi)

Except as required by applicable Law, no GFB Employee Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and neither GFB nor any of its Subsidiaries has any obligation to provide such benefits.

(vii)

All liabilities of the GFB Employee Plans have been funded or accrued on the basis of consistent methods in accordance with GAAP.  All insurance premiums  in respect of the GFB Employee Plans have been paid in full, subject only to normal retrospective adjustments in the ordinary course of business.   Neither GFB, any of its Subsidiaries nor any ERISA Affiliate sponsors, maintains, contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any “defined benefit plan” (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA.  There are no pending, or to the Knowledge of GFB, threatened claims (other than routine claims for benefits for which plan administrative review procedures have not been exhausted) by, on behalf of or against any GFB Employee Plan or any trust related thereto that could reasonably be expected to result in any material liability to GFB or any of its Subsidiaries, and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of GFB, threatened with respect to any GFB Employee Plan. Neither GFB nor any of its Subsidiaries has liability for any taxes or penalties under Sections 4971, 4975, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof, 4976 (provided, however, that this shall not include any excise tax imposed under regulations under the Health Reform Act respecting employer payment of premiums under COBRA, if such regulations have not been promulgated by the Effective Time), 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any GFB Employee Plan.  All GFB Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in material compliance with the requirements of all applicable Law, including ERISA and the Code.

(viii)

Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (A) entitle any employee or director of, or independent contractor or consultant to, GFB or any of its Subsidiaries to severance pay or any material increase in severance pay, (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, independent contractor or consultant, (C) directly or indirectly cause GFB to transfer or set aside any assets to fund any material benefits under any GFB Employee Plan, (D) otherwise give rise to any material liability under any GFB Employee Plan, (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any GFB Employee Plan on or following the Effective Time or (F) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(p)

Real Property; Title to Assets; Insurance.  Section 5.2(p) of the GFB Disclosure Schedule sets out a list of all real property that is owned, or leased or subleased from any other Person, by GFB or any of its Subsidiaries, and identifies the instruments under which such real property is leased or subleased.  Each of GFB and each of its Subsidiaries (i) has good and marketable title to all real property owned by it, free and clear of all Liens other than Permitted Liens, and (ii) has a good and valid leasehold interest in all real property that is leased or subleased from any other Person by it, free and clear of all Liens other than Permitted Liens.   Each of GFB and each of its Subsidiaries has good title to all material properties and assets, other than real property, owned or stated to be owned by it, free and clear of all Liens other than Permitted Liens.  All insurable properties owned or held by GFB and its Subsidiaries are adequately insured by reputable insurers against fire and, to the Knowledge of GFB, other risks customarily insured against, including public liability insurance, in customary and sufficient amounts appropriate for the operations of GFB and its Subsidiaries.  Section 5.2(p) of the GFB Disclosure Schedule sets forth, for each policy of insurance maintained by GFB and each of its Subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

(q)

Environmental Matters.  Target and its Subsidiaries have complied at all times with all Environmental Laws and neither the conduct or operation of GFB or any of its Subsidiaries nor any condition of any property presently or at any time previously owned, leased, occupied or operated by GFB or any of its Subsidiaries could result in any violation of or liability under any Environmental Laws in any material respect, and no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, would constitute a material violation of or result in liability under any Environmental Laws or obligate (or potentially obligate) GFB or any of its Subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property.  During the period of the GFB’s or any of its Subsidiaries’ ownership, tenancy, occupation or operation of any property (including any property owned, leased, occupied or operated by GFB or any of its Subsidiaries), there has not been any material release of Hazardous Materials in, on, under or affecting any such property that requires remediation by the GFB’s or any of its Subsidiaries or otherwise could reasonably be expected to result in the imposition on the GFB or any of its Subsidiaries (or any of their respective assets or properties) of any material liability or obligation under any Environmental Law.  Neither GFB nor any of its Subsidiaries has received any notice or any claim from any Governmental Authority or other Person that GFB or such Subsidiary or the operation or condition of any property ever owned, leased, occupied or operated by GFB or any of its Subsidiaries is or was in violation of any Environmental Laws or that GFB or such Subsidiary is subject to liability under any Environmental Law or otherwise responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.  GFB has delivered to FCB copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to GFB or any Subsidiary or any currently or formerly owned or operated property.

(r)

Intellectual Property.

(i)

GFB or one of its Subsidiaries own all right, title and interest in and to the Owned Intellectual Property Rights free and clear of Liens (except Permitted Liens).  Section 5.2(r)(i)(A) of the GFB Disclosure Schedule contains a complete and accurate list of all Registered Owned Intellectual Property, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner; (B) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar); (C) the application or registration number; and (D) the filing date, issuance/registration/grant date and expiration date.  Each item of registered or issued Registered Owned Intellectual Property Rights is valid, enforceable and subsisting.  All fees and documents necessary to, as applicable, prosecute and maintain each item of Registered Owned Intellectual Property Rights have been paid or filed with the relevant Governmental Authority. There are no actions that must be taken within 60 days following the Closing to continue prosecution or maintenance or to renew any Registered Owned Intellectual Property Rights.

(ii)

GFB and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Liens other than Permitted Liens.  The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of GFB and each of its Subsidiaries as currently conducted.  The consummation of the transactions contemplated by this Agreement will not terminate any Owned Intellectual Property Rights or any of GFB’s or any of its Subsidiaries’ rights in or to Licensed Intellectual Property Rights.

(iii)

The conduct of the respective businesses of GFB and each of its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and does not constitute unfair competition or trade practices under applicable Law.  Neither GFB nor any of its Subsidiaries have received any invitations to license Intellectual Property Rights of a third Person or any claims alleging that the conduct of its business infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under applicable Law.

(iv)

To the Knowledge of GFB, no Person is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Owned Intellectual Property Rights.

(v)

There is no claim, action, suit, arbitration or proceeding by or before any Governmental Authority pending with respect to any Owned Intellectual Property Right. The Owned Intellectual Property Rights are not subject to any outstanding order, judgment or decree limiting or adversely affecting the use thereof by GFB or any of its Subsidiaries.

(vi)

GFB and each of its Subsidiaries has required each of its respective current and former employees, officers, consultants and contractors who (A) is or has been involved in the development (alone or with others) of any Owned Intellectual Property Rights or (B) is or has been provided access to any Trade Secrets included in the Owned Intellectual Property Rights, in either case, to execute and deliver to GFB or its applicable Subsidiary a valid and enforceable written agreement pursuant to which such employee, officer, consultant or contractor assigns to GFB or such Subsidiary all right, title and interest in and to such Owned Intellectual Property Rights, and providing for the reasonable protection for the Trade Secrets included in the Owned Intellectual Property Rights.  No current or former employee, officer, consultant or contractor of GFB or any of its Subsidiaries has (Y) to the Knowledge of GFB, breached any such agreement, or (Z) asserted any claim (or to the Knowledge of GFB has threatened to assert any claim) of ownership of any Owned Intellectual Property Rights.

(vii)

GFB and each of its Subsidiaries has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and any proprietary rights in, all information and materials not generally known to the public that are included in the Owned Intellectual Property Rights (including any Trade Secrets provided by or to third persons).  Neither GFB nor any of its Subsidiaries has authorized the disclosure of any Trade Secret included in the Owned Intellectual Property Rights, nor to the Knowledge of GFB has any such Trade Secret been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto.

(viii)

GFB and each of its Subsidiaries has (A) complied with all applicable Laws relating to data privacy, data protection and data security, and in all material respects with its published privacy policies and internal privacy policies and guidelines and including, in each case, with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information and (B) taken commercially reasonable measures to ensure that all Personally Identifiable Information is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by GFB or any of its Subsidiaries or, to the Knowledge of GFB, any of their respective employees or contractors.  No Person or Governmental Authority has provided any written notice, made any written claim, or commenced any claim, action, suit, arbitration or proceeding by or before any Governmental Authority with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by GFB or any of its Subsidiaries or any of their respective employees or contractors.  The (Y) collection, storage, processing, transfer, and sharing of Personally Identifiable Information, and (Z) the execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected) and in all material respects with GFB’s and each of its Subsidiaries’ applicable privacy policies.  GFB and each of its Subsidiaries have at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Laws related to privacy and data security and has filed any required registrations with the applicable data protection authority.

(ix)

The computer, information technology and data processing systems, facilities and services used by GFB and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of GFB and each of its Subsidiaries as currently conducted.  The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of GFB and each of its Subsidiaries as currently conducted.  GFB and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

(x)

In the one-year period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any use of the Systems or the conduct of the respective businesses of GFB and each of its Subsidiaries.  GFB and each of its Subsidiaries has implemented back-up and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of GFB and each of its Subsidiaries in all material respects.

(s)

Finders’ Fees; Fairness Opinion.  Except for Hovde Group, LLC, whose fees will be solely payable by GFB, no investment banker, broker, financial advisor, finder or other intermediary has been retained by or is authorized to act on behalf of GFB or any of its Affiliates who might be entitled to any fee or commission from GFB in connection with the transactions contemplated by this Agreement.  The GFB Board has received the opinion of Hovde Group, LLC to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of GFB Common Stock.

(t)

Statements True and Correct.  None of the information supplied or to be supplied by GFB or any of its Subsidiaries for inclusion in any proxy statement in connection with the GFB Shareholders Meeting will, when first mailed to the GFB Shareholders and at the time of the GFB Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(u)

Books and Records.  The books and records of GFB and its Subsidiaries have been fully, properly and accurately maintained in all material respects in accordance with GAAP and in compliance with applicable Law and reflect only actual transactions, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(v)

Deposit Insurance.  The deposit accounts of GFB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be in paid in connection therewith have been properly reserved for or accrued and paid when due.

(w)

Takeover Laws and Provisions.  GFB has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover Laws of or any provision in any document applicable to GFB (“Takeover Laws”).

(x)

Employee Stock Ownership and 401(k) Plan.  No GFB Employee Plan that is intended to qualify under Section 401(k) of the Code has any outstanding indebtedness.

(y)

Related Party Transactions.

(i)

There is no indebtedness, indemnity or guarantee of any indebtedness or other obligation between GFB or any of its Subsidiaries, on the one hand, and any of its directors, any officer with a title of vice president or above, any shareholder of GFB, or any relative, beneficiary or spouse living with such person or any affiliate of any of the foregoing (collectively, a “Related Person”) or Affiliate of GFB, on the other.  No Related Person or Affiliate provides or causes to be provided any assets, services (other than services as an officer, director or employee) or facilities to GFB or any of its Subsidiaries.  GFB does not provide or cause to be provided any assets, services or facilities to any such Related Person or Affiliate (other than with respect to their employment as directors, officers or employees of GFB).  GFB does not beneficially own, directly or indirectly, any investment in or issued by any such Related Person or Affiliate.  There are no Contracts with any such Related Person or Affiliate to which GFB is a party or by which it is bound.  This subsection (i) shall not cover deposits by Related Persons.

(ii)

No officer or director of GFB or any of its Subsidiaries, or “associate” (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of GFB or any of its Subsidiaries.

(z)

Risk Management Instruments.  (i) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of GFB or any of its Subsidiaries or for the account of any of their customers (each, a “Derivatives Contract”), were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable Law and with counterparties reasonably believed to be financially responsible at the time, and are legal, valid and binding obligations of GFB or such Subsidiary and, to the Knowledge of GFB, each of the counterparties thereto, are enforceable in accordance with their terms, and are in full force and effect, (ii) GFB or such Subsidiary and, to the Knowledge of GFB, the counterparties thereto, have duly performed their respective obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to the Knowledge of GFB, there are no breaches, violations or defaults or allegations or assertions thereof by any party thereunder.

(aa)

Community Reinvestment Act.  GFB received a rating of at least “Satisfactory” in connection with its last Community Reinvestment Act examination and is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act.

(bb)

Credit Card Accounts.  Neither GFB nor any of its Subsidiaries originates, maintains or administers credit card accounts.

(cc)

Merchant Processing.  Neither GFB nor any of its Subsidiaries provides merchant credit card processing services to any merchants.

(dd)

Trust Business.  Neither GFB nor any of its Subsidiaries acts as a fiduciary on behalf of others in any capacity or otherwise engages in any fiduciary activities.

(ee)

Money Services Business.  Neither GFB nor any of its Subsidiaries is in the business of acting as a money transmitter.

(ff)

Disclosure.  No representation or warranty by GFB herein, in the GFB Disclosure Schedule or any certificate, exhibit or document furnished or to be furnished by GFB pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

5.3

Representations and Warranties of FCB.  FCB hereby represents and warrants to GFB as follows:

(a)

Organization.  FCB is a national banking association duly organized, validly existing and in good standing under the Laws of the United States of America and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly qualified to do business as a foreign entity in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be likely to have an FCB Material Adverse Effect.

(b)

Authorization; No Default.

(i)

FCB has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by FCB and the consummation by FCB of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FCB and Bond Street Holdings, Inc., the sole shareholder of FCB, and no other corporate proceedings on the part of FCB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  Each of this Agreement and the Voting Agreement has been duly executed and delivered by FCB and, assuming the due authorization, execution and delivery by GFB and, in the case of the Voting Agreement, the other parties thereto, constitutes a legal, valid and binding obligation of FCB, enforceable against FCB in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally.

(ii)

Subject to the receipt of the approvals and consents referred to in Section 5.3(f) and the expiration of applicable waiting periods, the execution, delivery and performance by FCB of this Agreement and the consummation by it of the transactions contemplated hereby do not constitute a violation or breach of or default under or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of any obligation of FCB or to a loss of any benefits to which FCB is entitled under any provision of (i) FCB’s Governing Documents, (ii) assuming compliance with the requirements referred to in Section 5.3(f)(i), any Law binding upon FCB or (iii) any Contract to which FCB or any of its properties or assets is subject or bound, except, in each case, as would not, individually or in the aggregate, reasonably be likely to have an FCB Material Adverse Effect.

(c)

Finders’ Fees.  No investment banker, broker, financial advisor, finder or other intermediary has been retained by or is authorized to act on behalf of FCB or any of its Affiliates who might be entitled to any fee or commission from FCB in connection with the transactions contemplated by this Agreement.

(d)

Statements True and Correct.  None of the information supplied or to be supplied by FCB for inclusion in any proxy statement in connection with the GFB Shareholders Meeting will, when first mailed to the GFB Shareholders and at the time of the GFB Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(e)

Legal Proceedings.  As of the date hereof, FCB is not a party to any, and there are no pending or, to the Knowledge of FCB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FCB except as would not, individually or in the aggregate, be reasonably likely to have an FCB Material Adverse Effect.

(f)

Regulatory Filings; No Defaults.  No licenses, permits, certificates and other authorizations and approvals of or by a Governmental Authority is required to be made or obtained by FCB in connection with the execution, delivery or performance by FCB of this Agreement or the Voting Agreement, or the consummation by FCB of the transactions contemplated thereby, except for (i) the filing of any required applications, filings or notices with the OCC, the Florida Office of Financial Regulation and approval of or non-objection to such applications, filings and notices and (ii) such other consents, approvals, filings or registrations the failure of which to be obtained would not, individually or in the aggregate, reasonably be likely to have an FCB Material Adverse Effect. As of the date hereof, FCB is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit the consummation of the Merger on a timely basis.

(g)

Financing.  FCB will have available to it at the Effective Time immediately available funds in an amount necessary to consummate the transactions contemplated by this Agreement.

(h)

Disclosure.  No representation or warranty by FCB herein contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

ARTICLE 6
Covenants

6.1

Commercially Reasonable Efforts.

(a)

Subject to the terms and conditions of this Agreement, each of GFB and FCB shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Law, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and shall cooperate fully with the other Party to that end.

(b)

The Parties shall cooperate with each other and use their respective commercially reasonable efforts to prepare as promptly as practicable, all documentation, applications, notices, petitions and filings, to make all filings and to obtain all permits, consents, approvals and other authorizations of Governmental Authorities and third parties that are required to consummate the transactions contemplated by this Agreement, and shall make all necessary filings in respect of such permits, consents, approvals and other authorizations of all such Governmental Authorities and third parties; provided that all such filings with the OCC shall be made within 45 days of the date of this Agreement.  GFB and FCB shall have the right to review in advance, and to the extent practicable each shall consult with the other regarding, in each case, subject to applicable Laws relating to the exchange of information, all nonconfidential, material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated hereby.  In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.  The Parties agree that they will consult with each other with respect to obtaining all material permits, consents, approvals and authorizations of all third parties or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. Each of GFB and its Subsidiaries on one hand, and FCB, on the other hand, will keep the other reasonably apprised of the status of material matters relating to consummation of the transactions contemplated hereby. Subject to applicable Law relating to the exchange of information and other than in regard to confidential portions thereof, each of GFB and its Subsidiaries on one hand, and FCB, on the other hand, will promptly notify the other of, and provide copies of, any communication it receives from, or delivers to, any Governmental Authority relating to the consent, approval or other authorization of such Governmental Authority in respect of the consummation of the transactions contemplated hereby, including copies of each application filed with a Governmental Authority hereunder.

(c)

Each Party shall, upon request, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of it or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby, and each Party, as applicable, will promptly correct any such information in the event it becomes materially false or misleading.

(d)

Notwithstanding the foregoing and anything else in this Agreement, nothing contained herein shall be deemed to require FCB to (and GFB shall not without FCB’s prior written consent agree to) take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining any permits, consents, approvals and other authorizations of Governmental Authorities that would reasonably be likely to (i) have a material and adverse effect on FCB giving effect to the Merger (measured on a scale relative to GFB and its Subsidiaries, taken as a whole), (ii) materially impair the ability of FCB to conduct its business after the Closing substantially in the manner in which such business is conducted as of the date hereof giving effect to the Merger, or (iii) would materially and adversely affect the demonstrable economic benefits, taken as a whole, that FCB would otherwise receive from the Merger (“Burdensome Condition”).

6.2

Access to Information.

(a)

Upon reasonable notice and subject to applicable Laws relating to the exchange of information, GFB shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of FCB access, during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case, in a manner not unreasonably disruptive to the operation of the business of GFB or such Subsidiary, and, during such period, GFB shall, and shall cause each of its Subsidiaries to, make available to FCB all other information concerning its business, properties and personnel as FCB may reasonably request.  In addition, during the period prior to the Effective Time, GFB shall permit employees of FCB reasonable access to and participation in material discussions relating to matters addressed in internal audit reports and problem Loans, Loan restructurings, Loan workouts and similar matters and activities of GFB and its Subsidiaries relating to their respective assets and liabilities; provided that neither FCB nor any FCB employee shall have any decision-making authority with respect to such matters.  In furtherance of (and not in limitation of) the foregoing, GFB shall permit any consultants, auditors or other agents of FCB to conduct such reviews and audits of GFB’s business, assets, compliance functions (including progress on compliance with any Regulatory Agreement (to the extent permitted by applicable Law)) and such other matters as FCB may request, and shall cooperate with FCB and such consultants, auditors or other agents in connection with the foregoing.

(b)

As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, GFB shall furnish to FCB, to the extent prepared in the ordinary course of GFB’s business:  (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and shareholders’ equity) of GFB and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, (c) monthly lending/asset quality and risk profile reports, (d) all internal or external audit reports and all internal compliance reviews and (e) any reports provided to senior management of GFB or the GFB Board or any committee thereof relating to the financial performance and risk management of GFB.  GFB will furnish to FCB GFB’s quarterly analysis of allowances for loans and lease losses and a quarterly summary of all Loan reviews as soon as they become available.  In addition, GFB shall furnish FCB, unless prohibited by applicable Law, with a copy of each report filed by GFB or any of its Subsidiaries with any Governmental Authority promptly following the filing thereof.

6.3

Stockholder Approval.

(a)

The GFB Board has resolved to recommend to the GFB Shareholders that they adopt and approve this Agreement, and will submit to the GFB Shareholders this Agreement and any other matters required to be approved by the GFB Shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, GFB shall duly schedule, call and hold a meeting of the GFB Shareholders (the “GFB Shareholders Meeting”) as promptly as reasonably practicable following the date of this Agreement (but, subject to the completion of the review by the FDIC of the proxy statement contemplated by the second succeeding sentence, in any event within 60 days) for the purpose of obtaining the adoption and approval of the GFB Shareholders of this Agreement and the transactions contemplated hereby.  Except as provided in this Section 6.3 or Section 6.4, GFB shall take all lawful action to solicit and obtain the approval and adoption of this Agreement and the transactions contemplated hereby by the GFB Shareholders, including by communicating to the GFB Shareholders the GFB Board’s recommendation that they adopt and approve this Agreement and the transactions contemplated hereby.  In furtherance of the foregoing, GFB shall use its commercially reasonable efforts to cause a proxy statement to be mailed to the GFB Shareholders as soon as practicable, and, subject Section 6.3(b), to include the GFB Recommendation in the proxy statement.  Nothing contained in this Agreement shall be deemed to relieve GFB of its obligation to submit this Agreement to the GFB Shareholders to a vote.

(b)

If the GFB Board, after consultation with (and based on the advice of) outside counsel, determines in good faith that, because of the receipt by GFB of an Acquisition Proposal that the GFB Board concludes in good faith constitutes a Superior Proposal, it would result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement to the GFB Shareholders, the GFB Board may submit this Agreement to the GFB Shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the GFB Board may communicate the basis for its lack of a recommendation to the GFB Shareholders in the proxy statement for the GFB Shareholders Meeting or an appropriate amendment or supplement thereto to the extent required by Law; provided that GFB may not take any actions under this sentence until after giving FCB at least five Business Days to respond to any such Acquisition Proposal or other circumstances giving rise to such particular proposed action (and after giving FCB notice of the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other circumstances) and then taking into account any amendment or modification to this Agreement proposed by FCB.  In determining whether to change its recommendation, the GFB Board shall take into account any changes to the terms of this Agreement proposed by FCB and any other information provided by FCB in response to such notice.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(b), including with respect to the notice periods referred to in this Section 6.3(b).

(c)

If on the date of the GFB Shareholders Meeting, GFB has not received proxies representing a sufficient number of shares of GFB Common Stock to obtain the requisite GFB shareholder approval, GFB shall adjourn the GFB Shareholders Meeting until such date as shall be mutually agreed upon by FCB and GFB, which date shall not be less than five days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all commercially reasonable efforts to assist in the solicitation of proxies from shareholders relating to the GFB shareholder approval.

6.4

Acquisition Proposals.

(a)

GFB agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors, representatives, investment bankers and affiliates (“Representatives”) not to, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided that, in the event GFB receives an unsolicited bona fide Acquisition Proposal and the GFB Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, GFB may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the GFB Board concludes in good faith (and based on the advice of outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations or substantive discussions, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to GFB than the Confidentiality Agreement.  GFB will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than FCB with respect to any Acquisition Proposal and will, subject to applicable law, (x) enforce any confidentiality or similar agreement relating to an Acquisition Proposal and (y) promptly request and confirm the return or destruction of any confidential information provided to any person (other than FCB and its Affiliates) pursuant to any such confidentiality or similar agreement.  GFB will promptly (and in any event within 24 hours) advise FCB of any inquiries, proposals or offers with respect to an Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal and the material terms thereof (including the identity of the Person making such Acquisition Proposal, and, if applicable, copies of any written requests, proposals or offers, including proposed contracts), and will keep FCB  promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or Acquisition Proposal or any material changes or developments in the status or terms thereof) on a current basis.  GFB agrees that it shall simultaneously provide to FCB any confidential or nonpublic information concerning GFB or any of its Subsidiaries that may be provided to any other Person in connection with any Acquisition Proposal that has not previously been provided to FCB.

(b)

As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving GFB or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the fair market value of the business, assets or deposits of, GFB or any of its Subsidiaries, other than the transactions contemplated by this Agreement, any sale of whole loans and securitizations in the ordinary course and any bona fide internal reorganization.

(c)

As used in this Agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 10% to 50%) that the GFB Board concludes in good faith to be more favorable from a financial point of view to the GFB Shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, FCB acknowledging that Hovde Group, LLC is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Law and (iv) after taking into account any revisions to the terms of this Agreement contemplated by Section 6.3(b).

6.5

Press Releases.  Each Party agrees that it shall not, without the prior consent of the other Party (which shall not be unreasonably withheld or delayed), issue any press release or make any other public statement relating to the transactions contemplated hereby (except for any release or statement that, in the opinion of outside legal counsel to such Party, is required by Law and as to which such Party has used its reasonable efforts to discuss with the other Party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such Party or any of its representatives that was in contravention of this Agreement).

6.6

Title Insurance and Surveys.  GFB shall deliver to FCB prior to the Closing Date copies of the most recent owner’s closing title insurance binder or abstract and surveys on the Courthouse Commons, or such other evidence of title as may be reasonably acceptable to FCB.  GFB shall also provide to FCB upon request any updates or new policies, abstracts or surveys on any such real estate as FCB shall reasonably request.  FCB shall make any such requests for new policies, abstracts or surveys within thirty (30) days after the date hereof, and agrees to pay the reasonable costs of any such updates or new policies, abstracts or surveys so requested.

6.7

Notification of Certain Matters.  Each of GFB and FCB shall give prompt notice to the other Party of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events or circumstances known to it, to result in a GFB Material Adverse Effect or FCB Material Adverse Effect, respectively, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

6.8

Compliance.  GFB and each of its Subsidiaries will comply with applicable Law and the terms of the relevant GFB Employee Plan with respect to the voting of any GFB Common Stock held by any such plan.

6.9

Employee Matters.

(a)

FCB agrees that the employees of GFB and its Subsidiaries at the Effective Time who continue to remain employed with FCB (the “Continuing Employees”) will, during the period commencing on the Closing Date and continuing through December 31 of the calendar year in which the Closing Date occurs, be provided with benefits and compensation opportunities that are no less favorable in the aggregate than the benefits and compensation opportunities provided to similarly situated employees of FCB.

(b)

FCB shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of FCB or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar GFB Employee Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with GFB or its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate (but not for benefit accrual purposes under any defined benefit pension plan) under each applicable benefit plan of FCB or its Affiliates, as if such service had been performed with FCB or its Affiliates.

(c)

If requested by FCB at least five days prior to the expected Closing Date, GFB shall terminate any and all GFB Employee Plans intended to qualify under Section 401(k) of the Code, effective not later than the day immediately preceding the expected Closing Date.  In the event that FCB requests that such 401(k) plan(s) be terminated, GFB shall provide FCB with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the GFB Board (the form and substance of which shall be subject to review and approval by FCB) not later than the day immediately preceding the expected Closing Date.

(d)

FCB agrees that the Continuing Employees will, during the one-year period immediately following the Closing Date, be provided with severance benefits that are no less favorable in the aggregate than the severance benefits provided by GFB to similarly situated employees as of the date of this Agreement.

(e)

Nothing in this Agreement is intended to (i) be treated as an amendment to any particular GFB Employee Plan, (ii) prevent FCB from amending or terminating any of its or its Affiliates’ benefit plans or, after the Effective Time, any GFB Employee Plans in accordance their terms, (iii) prevent FCB, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of GFB Bank or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by FCB or its Affiliates or under any benefit plan which FCB or its Affiliates may maintain.

(f)

During the period from the date of this Agreement until the Effective Time, GFB and FCB shall coordinate with respect to any written or material broad-based oral communications to the officers or employees of GFB or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement.

(g)

GFB shall have obtained, prior to the initiation of the requisite stockholder approval procedure under Section 6.9(h), a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and the Treasury Regulations promulgated thereunder (a “Parachute Payment Waiver”), in a form reasonably acceptable to FCB, from each person who GFB or FCB reasonably believes is, with respect to GFB, a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) (each such person, a “Disqualified Individual”), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 6.9(h) and who GFB or FCB believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and GFB shall have delivered each such Parachute Payment Waiver to FCB on or before the Closing Date.

(h)

GFB shall use commercially reasonable efforts to obtain the approval by such number of GFB Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments or benefits provided pursuant to Contracts, agreements or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected persons under Section 6.9(g), might otherwise result, individually or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.  GFB shall forward to FCB, and allow FCB to review and comment upon, prior to submission to the GFB Shareholders, copies of all material documents prepared for purposes of complying with this provision and shall consider any such comments in good faith.

6.10

D & O Insurance.

(a)

To the fullest extent permitted under applicable Law, FCB shall indemnify, defend and hold harmless each natural person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of GFB and its Subsidiaries (each an “Indemnified Party”) (in each case, solely when acting in such capacity) against all losses, claims, damages, liabilities, fees, expenses, judgments and fines (including any amounts owed pursuant to a deductible, retention or similar provision under the “tail” directors’ and officers’ liability insurance policy contemplated by Section 6.10(b)) incurred in connection with any claim, action, suit proceeding or investigation arising out of matters, actions or omissions occurring at or prior to the

Effective Time (including in connection with the transactions contemplated by this Agreement) that is asserted or commenced prior to the six-year anniversary of the Closing Date, and shall, subject to applicable Law, reimburse each Indemnified Party for any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to FCB’s receipt of an undertaking by such Indemnified Party, in a form satisfactory to FCB, to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to indemnification; provided, however, that FCB will not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

(b)

GFB shall obtain, at or prior to the Effective Time, and effective from and after the Effective Time, a prepaid, fully earned and non-cancellable “tail” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time with a claims period of six years from the Effective Time, covering each person who is covered by any such policy of GFB as of the date of this Agreement, in each case to the extent set forth on Section 6.10(b) of the GFB Disclosure Schedule, with the coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of GFB and its Subsidiaries than those of the directors’ and officers’ liability insurance policy in effect as of the date of this Agreement; provided, however, that GFB shall not expend pursuant to this Agreement, on an annual basis, more than an amount equal to 250% of the annual premium paid by GFB for coverage for its current policy year for such insurance, and if the premium therefor would be in excess of such amount, GFB shall purchase such “tail” policy with the greatest coverage available as to matters occurring prior to the Effective Time as is available for a cost not exceeding that premium amount.  The obligations under this Section 6.10(b) shall not relieve FCB of any of its other obligations under this Section 6.10.

(c)

The obligations of FCB under this Section 6.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to materially and adversely affect any Indemnified Party to whom this Section 6.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.10 applies shall be third-party beneficiaries of this Section 6.10, each of whom may enforce the provisions of this Section 6.10). Any Indemnified Person wishing to claim indemnification Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above will promptly notify FCB thereof.

(d)

In the event FCB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, in either such case, proper provision shall be made so that the successors and assigns of FCB shall assume all the obligations of FCB set forth in this Section 6.10.  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to GFB or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to, or in substitution to, any such claims under any such policies.

6.11

GFB Option Plans.  Prior to the Closing Date, GFB will use commercially reasonable efforts to obtain an Optionholder Acknowledgement from each holder of a GFB Stock Option, as described in Section 3.4(b) of this Agreement.

6.12

Takeover Laws.  GFB will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and, if necessary, will take all steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any Takeover Law, as now or hereafter in effect.

6.13

Transition.  Commencing following the date hereof, and in all cases subject to applicable law, GFB shall, and shall cause its Subsidiaries to, cooperate with FCB and its Subsidiaries to facilitate the integration of the parties and their respective businesses and operating systems effective as of the Closing Date or such later date as may be determined by FCB.  Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of GFB and its Subsidiaries in the ordinary course of business, GFB shall use its commercially reasonable efforts to cause the employees, officers and representatives of GFB and its Subsidiaries to provide information, data and support, including information, data and support from their outside contractors and vendors, and to assist FCB in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing or such later date as may be determined by FCB.

6.14

Stockholder Litigation.  Subject to the terms for coverage under any insurance policy with respect to GFB and any stockholder litigation, GFB shall give FCB the opportunity to consult with GFB on a regular basis with respect to, provide FCB with a reasonable opportunity to participate in the preparation of, and to review prior to the filing or submission of, material documents relating to, and provide FCB the reasonable opportunity to participate in, any proceedings, meetings or substantive telephone conversations relating to the defense or settlement of any stockholder litigation against GFB and/or its directors relating to the transactions contemplated by this Agreement.

ARTICLE 7
Conditions to Consummation of the Merger

7.1

Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each of FCB and GFB to consummate the Merger are subject to the fulfillment, or written waiver by FCB and GFB prior to the Closing, of each of the following conditions:

(a)

Shareholder Approval.  This Agreement and the actions and transactions contemplated hereby shall have been duly approved by the affirmative vote of the holders of the requisite number of the outstanding shares of GFB Common Stock entitled to vote thereon in accordance with the NBA, the FCBA and the Governing Documents of GFB.

(b)

Governmental and Regulatory Consents.  All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all related waiting periods required by Law shall have expired, without the imposition of any Burdensome Condition.

(c)

No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d)

Third-Party Consents. All consents and approvals under the Contracts set forth in Section 7.1(d) of the GFB Disclosure Schedules that are required to consummate the transactions contemplated by this Agreement (as determined by FCB in its reasonable judgment) shall have been obtained and shall be in full force and effect.

7.2

Conditions to Obligation of GFB. The obligation of GFB to consummate the Merger is also subject to the fulfillment, or written waiver by GFB prior to the Closing, of each of the following conditions:

(a)

Representations and Warranties.  The representations and warranties of FCB set forth in this Agreement that are qualified as to materiality or FCB Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of FCB set forth in this Agreement that are not so qualified as to materiality or an FCB Material Adverse Effect shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); and GFB shall have received a certificate, dated as of the Closing Date, signed on behalf of FCB by the Chief Executive Officer and the Chief Financial Officer of FCB to such effect.

(b)

Performance of Obligations of FCB.  FCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and GFB shall have received a certificate, dated as of the Closing Date, signed on behalf of FCB by the Chief Executive Officer and the Chief Financial Officer of FCB to such effect.

(c)

Delivery of Documentation. The documents specified in Section 8.2 shall have been delivered to GFB.

7.3

Conditions to Obligation of FCB.  The obligation of FCB to consummate the Merger is also subject to the fulfillment, or written waiver by FCB prior to the Closing, of each of the following conditions:

(a)

Representations and Warranties.  The representations and warranties of GFB set forth in this Agreement that are qualified as to materiality or GFB Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of GFB set forth in this Agreement that are not so qualified as to materiality or GFB Material Adverse Effect shall be true and correct in all material respects as though made on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); (provided that the representations and warranties set forth in Sections 5.2(a)(iii) shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date (other than for such failures to be true and correct that are de minimis)); and provided, further, that the representations and warranties set forth in the first sentence of Section 5.2(a)(iv) shall be true and correct in all respects as of the Closing Date without regard to any exception in the GFB Disclosure Schedule; and FCB shall have received a certificate, dated as of the Closing Date, signed on behalf of GFB by the Chief Executive Officer and the Chief Financial Officer of GFB to such effect.

(b)

Performance of Obligations of GFB.  GFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and FCB shall have received a certificate, dated as of the Closing Date, signed on behalf of GFB by the Chief Executive Officer and the Chief Financial Officer of GFB to such effect.

(c)

280G Stockholder Approval Procedure.  The shareholder approval procedure described in Section 6.9(h) shall have occurred and any payments that could reasonably be expected to be nondeductible under Section 280G of the Code shall have been irrevocably waived by each of the applicable Disqualified Individuals and either approved or disapproved by the GFB Shareholders pursuant to the stockholder approval procedure described in Section 6.9(h).

(d)

Material Adverse Effect.  No event shall have occurred or circumstance exist that has had, or is reasonably likely to result in, a GFB Material Adverse Effect.

(e)

Regulatory Agreements.  Since the date hereof, no new Regulatory Agreement shall have been threatened or issued by any Governmental Entity with regulatory authority over GFB or any of its Subsidiaries and GFB shall not have entered into a new written agreement with respect to or otherwise consented to a new Regulatory Agreement, and, subject to Section 7.3(e) of the GFB Disclosure Schedule, GFB shall be in compliance (as determined by FCB in its reasonable judgment) in all material respects with each Regulatory Agreement to which it is a party or subject.

(f)

Delivery of Documentation. The documents specified in Section 8.1 shall have been delivered to FCB.

ARTICLE 8
Closing

8.1

Deliveries by GFB at Closing.  At the Closing, GFB shall deliver to FCB:

(a)

certified copies of the Governing Documents of GFB;

(b)

the officers’ certificates required by Sections 7.3(a) and 7.3(b) hereof;

(c)

a certified copy of the resolutions of the GFB Board and the GFB Shareholders, as required for valid approval of the execution and delivery of this Agreement and the consummation of the Merger;

(d)

certificates of the Florida Office of Financial Regulation and the FDIC, dated not more than five Business Days prior to the Closing Date, affirming the valid existence and the FDIC insurance of deposits of GFB;

(e)

articles of merger duly executed by GFB in order to cause the Merger to become effective pursuant to the FCBA;

(f)

the opinion of counsel to GFB, addressing the matters set forth on Exhibit A;

(g)

an affidavit of GFB that is in a form reasonably satisfactory to FCB, complying with the appropriate Treasury Regulations and stating under penalties of perjury that interests in GFB are not U.S. real property interests within the meaning of Section 897(c) of the Code; and

(h)

such other documents as FCB or its counsel may reasonably request.

8.2

Deliveries by FCB at the Closing.  At the Closing, FCB shall deliver to GFB:

(a)

the officers’ certificates required by Section 7.2(a) and (b) hereof;

(b)

a certified copy of the resolutions of FCB’s Board of Directors and its sole stockholder authorizing the execution and delivery of this Agreement and the consummation of the Merger;

(c)

articles of merger duly executed by FCB in order to cause the Merger to become effective pursuant to the FCBA; and

(d)

such other documents as GFB or its counsel may reasonably request.

ARTICLE 9
Termination

9.1

Termination.  This Agreement may be terminated and the Merger may be abandoned:

(a)

Mutual Consent.  At any time prior to the Effective Time, by the mutual written consent of FCB and GFB.

(b)

Breach.  At any time prior to the Effective Time, by FCB in writing if GFB has, or by GFB in writing if FCB has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein such that the conditions set forth in Section 7.2(a) or 7.2(b), in the case of such a breach by FCB, or Section 7.3(a) or 7.3(b), in the case of such a breach by GFB, would not be satisfied, unless such breach has been or may be, and is, cured within thirty (30) days after written notice of such breach.

(c)

Delay.  At any time prior to the Effective Time, by either Party in the event that the Merger is not consummated by October 31, 2013 (provided that if all conditions to consummation of the Closing have been fulfilled other than the approval of any Governmental Authority, and if the delay in approval by such Governmental Authority is not attributable to the actions, inactions or circumstances of GFB, such date shall be extended from October 31, 2013 to January 31, 2014), except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the Party seeking to terminate pursuant to this Section 9.1(c).

(d)

No Approval.  By either Party in the event (1) the approval of any Governmental Authority required for consummation of the Merger shall have been denied by final non-appealable action of such Governmental Authority or (2) the shareholder approval contemplated by Section 6.3 herein is not obtained within sixty (60) days of the date of the proxy statement sent to GFB Shareholders in connection with the GFB Shareholders Meeting; provided, however, that GFB shall not be entitled to terminate this Agreement under this Section 9.1(d) unless it has complied with all of its obligations under this Agreement with respect to the proxy statement and the GFB Shareholders Meeting.

(e)

Change in Recommendation.  By FCB, if (i) prior to such time as the GFB Shareholder approval is obtained, GFB or the GFB Board (A) submits this Agreement to the GFB Shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3, or recommends to the GFB Shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations (x) to call a shareholder meeting pursuant to Section 6.3, (y) to prepare and mail to its shareholders the proxy statement pursuant to Section 6.3(a) or (z) under Section 6.4; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of GFB Common Stock is commenced (other than by FCB or a Subsidiary thereof), and the GFB Board recommends that the GFB Shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such GFB Shareholders reject such tender offer or exchange offer within the 10 Business Day period specified in Rule 14e-2(a) under the Securities Exchange Act.

The party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2

Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, this Agreement shall forthwith become void and have no effect, and no Party to this Agreement shall have any liability or further obligation to any other Party except that (a) Sections 9.2, 9.3 and Article 10 shall survive any termination of this Agreement, and (b) termination will not relieve a breaching Party from liability for any willful breach of this Agreement giving rise to such termination unless, in the case of GFB, GFB is obligated to pay and has paid the Fee and Expenses pursuant to Section 9.3.

9.3

Termination Fee and Expenses. In the event that:

(a)

(x) at any time from and after the date of this Agreement, any Person shall have made an Acquisition Proposal, which proposal has been publicly disclosed and not withdrawn or has been made known to senior management of GFB, or any Person shall have publicly announced or made known to senior management of GFB an intention (whether or not conditional) to make an Acquisition Proposal, (y) thereafter this Agreement is terminated by either Party pursuant to Section 9.1(c) without the GFB Shareholder Approval having been obtained or Section 9.1(d)(2) or by FCB pursuant to Section 9.1(b) and (z) within fifteen months after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any definitive agreement with respect to an Acquisition Proposal shall have been entered into (provided that (i) for purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.4(b) except that the references to “10%” in the definition of an “Acquisition Proposal” in Section 6.4(b) shall be deemed to be references to “25%” and (ii) for purposes of clause (z) of this Section 9.3(a), the term “Acquisition Proposal” shall not include any primary issuance of GFB Common Stock in which no Person, group of Affiliated Persons or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) acquires more than 9.9% of the outstanding shares of any class of GFB Common Stock and that is effected solely to satisfy the requirements of Section 4(a) or Section 10(b) of the Consent Order); or

(b)

FCB terminates this Agreement pursuant to Section 9.1(e);

then GFB shall pay FCB a fee, in immediately available funds, the sum of (x) $1,700,000 (the “Fee”), plus (y) an amount equal to the out-of-pocket expenses (including fees and expenses of counsel, accountants, and other advisers) incurred by FCB relating to this Agreement or the transactions contemplated hereby (the “Expenses”), (A) in the case of a Fee payable pursuant to Section 9.3(a), immediately following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Acquisition Proposal, and (B) in the case of a Fee payable pursuant to Section 9.3(b), as promptly as reasonably practicable after termination (and, in any event, within three Business Days thereof).

(c)

The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FCB would not enter into this Agreement. The amounts payable by GFB pursuant to Section 9.3(a) constitute liquidated damages and not a penalty and shall be the sole monetary remedy of FCB in the event of termination of this Agreement specified in such section.  In the event that GFB fails to pay when due any amounts payable under this Section 9.3, then (i) GFB shall reimburse FCB for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) GFB shall pay to the FCB interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to 3% plus the prime rate published in The Wall Street Journal on the date such payment was required to be made.

ARTICLE 10
Miscellaneous

10.1

Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2

Expenses.  Subject to Section 9.3 and the next sentence of this Section 10.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.  Notwithstanding the foregoing, if any legal action for breach of this Agreement or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such legal action shall be entitled to recover all reasonable, out-of-pocket attorneys’ fees and expenses and court costs (including any such fees and expenses incident to appellate and post-judgment proceedings) from the other Party in addition to any other relief to which such prevailing Party may be entitled.

10.3

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

If to FCB, to:

Florida Community Bank, N.A.

2500 Weston Road, Suite 300

Weston, FL  33331

Attn:  Office of the Chief Executive Officer

Telephone:  239-552-1730

Facsimile:  954-389-3120

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York  10004

Attn: C. Andrew Gerlach, Esq.

Telephone: 212-558-4000

Facsimile: 212-291-9299

If to GFB, to:

Great Florida Bank

150 Alhambra Avenue Circle, 1st Floor

Coral Gables, Florida  33134

Attention:  Mehdi Ghomeshi

Telephone:  305-514-6900

Facsimile:  305-557-4313

With a copy to:

Smith Mackinnon, PA

255 South Orange Avenue, Suite 800

Orlando, Florida  32801

Attention:  John P. “Jack” Greeley

Telephone:  407-843-7300

Facsimile:  407-843-2448

10.4

Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  All terms defined in the singular have a comparable meaning when used in the plural, and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to this Agreement shall include the GFB Disclosure Schedule and the Preamble and any Recitals, Schedules and Exhibits to this Agreement. References to any Contract (including this Agreement), statute, rule or regulation are to the Contract, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and all references to any section of any statute, rule or regulation include any successor to the section. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to “applicable Law” shall include all applicable federal, state and local Law. No provision of this Agreement shall be construed to require GFB or FCB or any of their Affiliates to take any action that would violate or conflict with any applicable Law. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

10.5

Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other parties, it being understood that all Parties need not sign the same counterpart.

10.6

Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the by the GFB Shareholders; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.7

Extension; Waiver.  At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.8

Entire Agreement. This Agreement (together with the documents and the instruments referred to herein), the Confidentiality Agreement and the Voting Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

10.9

Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW THAT WOULD HAVE THE EFFECT OF GIVING EFFECT TO THE LAWS OF ANOTHER JURISDICTION), EXCEPT THAT (I) THE LAWS OF THE STATE OF FLORIDA SHALL GOVERN THE INTERNAL AFFAIRS OF GFB, INCLUDING THE FIDUCIARY DUTIES OF THE DIRECTORS AND OFFICERS OF GFB, AND (II) THE U.S. FEDERAL LAWS SHALL GOVERN THE INTERNAL AFFAIRS OF FCB.  EACH PARTY IRREVOCABLY AND

UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.10

Severability.  Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any Party or its stockholders. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

10.11

Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any assignment in contravention of the foregoing shall be null and void. Other than as provided in Section 6.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties to any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.12

Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Supreme Court of the State of New York for the County of New York or the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than in the Supreme Court of the State of New York for the County of New York or the United States District Court for the Southern District of New York and (d) consents to service being made through the notice procedures set forth in Section 10.3.  Each of GFB and FCB hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

[Remainder intentionally bank; Signatures follow.]

IN WITNESS WHEREOF, FCB and GFB have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

FLORIDA COMMUNITY BANK, N.A.

By:	/s/ Kent S. Ellert
Name: Kent S. Ellert
Title: Chief Executive Officer

GREAT FLORIDA BANK

By:	/s/ M. Mehdi Ghomeshi
Name: M. Mehdi Ghomeshi
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

1.

GFB is (a) a bank duly organized, validly existing and in good standing under the laws of the State of Florida and (b) duly licensed and authorized to conduct business under the laws of the State of Florida.

2.

GFB has the corporate power to execute and deliver the Agreement and to perform its obligations thereunder.

3.

The Agreement and the transactions contemplated thereby have been duly authorized by GFB.

4.

The execution and delivery by GFB of the Agreement and the consummation by GFB of the transactions contemplated thereby do not:  (a) breach or result in the violation of GFB’s Governing Documents or (b) result in the violation of any Relevant Law (as hereinafter defined).

5.

The execution and delivery by GFB of the Agreement, and the consummation by GFB of the transactions contemplated thereby, do not require GFB to seek approval from or file any applications, filings or notices with any Governmental Agency under any Relevant Law, other than the FDIC and the Florida Office of Financial Regulation.

6.

The authorized capital stock of GFB consists of 330,000,000 shares of Class A Common Stock, of which 10,448,804 shares are issued and outstanding as of the date hereof, (ii) 80,000,000 shares of Class B Common Stock, of which 2,663,696 shares are issued and outstanding as of the date hereof, and (iii) 5,000,000 shares of preferred stock of GFB, of which no shares are issued and outstanding as of the date hereof.

7.

The shares of GFB Common Stock issued and outstanding immediately prior to the Effective Time are validly issued, fully paid and nonassessable.

8.

The deposit accounts of GFB are insured by the FDIC under, and subject to, the provisions of the Federal Deposit Insurance Act.

9.

“Relevant Laws” means the FCBA, Title XXVIII of the Florida Statutes, the NBA, the Federal Deposit Insurance Act, the Change in Bank Control Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.